EXHIBIT 99.1
COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months
	Ended March 31,
(In millions)	2007	2006
Operating revenues
Operating revenues	$1,488	$1,423
Operating revenues from affiliates	2	3

Total operating revenues	1,490	1,426

Operating expenses
Purchased power	588	91
Purchased power from affiliate	380	771
Operating and maintenance	195	164
Operating and maintenance from affiliates	49	52
Depreciation and amortization	107	98
Taxes other than income	80	81

Total operating expenses	1,399	1,257

Operating income	91	169

Other income and deductions
Interest expense	(68)	(56)
Interest expense to affiliates, net	(15)	(20)
Equity in losses of unconsolidated affiliates	(2)	(3)
Other, net	2	1

Total other income and deductions	(83)	(78)

Income before income taxes	8	91
Income taxes	3	37

Net income	5	54

Other comprehensive gain, net of income taxes
Change in unrealized gain on cash-flow hedges	3	—

Other comprehensive income	3	—

Comprehensive income	$8	$54

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
(In millions)	2007	2006
Cash flows from operating activities
Net income	$5	$54
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation, amortization and accretion	107	98
Deferred income taxes and amortization of investment tax credits	9	(8)
Net realized and unrealized mark-to-market and hedging transactions	(2)	10
Other non-cash operating activities	51	37
Changes in assets and liabilities:
Accounts receivable	(38)	58
Inventories	6	(3)
Accounts payable, accrued expenses and other current liabilities	36	(25)
Receivables from and payables to affiliates, net	(142)	4
Income taxes	(4)	59
Pension and non-pension postretirement benefit contributions	(1)	(2)
Other assets and liabilities	(58)	(8)

Net cash flows provided by (used in) operating activities	(31)	274

Cash flows from investing activities
Capital expenditures	(289)	(234)
Change in restricted cash	(2)	(2)
Other investing activities	3	—

Net cash flows used in investing activities	(288)	(236)

Cash flows from financing activities
Changes in short-term debt	280	(151)
Issuance of long-term debt	287	320
Retirement of long-term debt	(145)	—
Retirement of long-term debt to ComEd Transitional Funding Trust	(86)	(89)
Changes in Exelon intercompany money pool borrowings	—	(140)
Contributions from parent	—	23
Other financing activities	—	(3)

Net cash flows provided by (used in) financing activities	336	(40)

Increase (decrease) in cash and cash equivalents	17	(2)
Cash and cash equivalents at beginning of period	35	38

Cash and cash equivalents at end of period	$52	$36

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	March 31, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$52	$35
Restricted cash	2	—
Accounts receivable, net
Customer	770	740
Other	132	62
Inventories, net	76	83
Deferred income taxes	9	29
Receivables from affiliates	—	18
Regulatory assets	73	—
Other	36	40

Total current assets	1,150	1,007

Property, plant and equipment, net	10,652	10,457
Deferred debits and other assets
Regulatory assets	517	532
Investments	44	44
Investments in affiliates	18	20
Goodwill	2,641	2,694
Receivables from affiliates	1,793	1,774
Prepaid pension asset	905	914
Other	469	332

Total deferred debits and other assets	6,387	6,310

Total assets	$18,189	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	March 31, 2007	December 31, 2006
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term borrowings	$340	$60
Long-term debt due within one year	298	147
Long-term debt to ComEd Transitional Funding Trust due within one year	285	308
Accounts payable	290	203
Accrued expenses	230	467
Payables to affiliates	79	219
Customer deposits	115	114
Regulatory liabilities	6	—
Other	73	82

Total current liabilities	1,716	1,600

Long-term debt	3,424	3,432
Long-term debt to ComEd Transitional Funding Trust	252	340
Long-term debt to other financing trusts	361	361
Deferred credits and other liabilities
Deferred income taxes and unamortized investment tax credits	2,002	2,310
Asset retirement obligations	158	156
Non-pension postretirement benefit obligations	190	176
Regulatory liabilities	2,853	2,824
Other	928	277

Total deferred credits and other liabilities	6,131	5,743

Total liabilities	11,884	11,476

Commitments and contingencies
Shareholders’ equity
Common stock	1,588	1,588
Other paid-in capital	4,906	4,906
Retained deficit	(189)	(193)
Accumulated other comprehensive loss, net	—	(3)

Total shareholders’ equity	6,305	6,298

Total liabilities and shareholders’ equity	$18,189	$17,774

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(Unaudited)

					Accumulated
		Other	Retained	Retained	Other	Total
	Common	Paid-In	Deficits	Earnings	Comprehensive	Shareholders’
(In millions)	Stock	Capital	Unappropriated	Appropriated	Loss	Equity
Balance, December 31, 2006	$1,588	$4,906	$(1,632)	$1,439	$(3)	$6,298
Net income	—	—	5	—	—	5
Appropriation of retained earnings for future dividends	—	—	(4)	4	—	—
Adoption of FIN 48	—	—	(1)	—	—	(1)
Other comprehensive income, net of income taxes of $1	—	—	—	—	3	3

Balance, March 31, 2007	$1,588	$4,906	$(1,632)	$1,443	$—	$6,305

See the Notes to Consolidated Financial Statements

COMMONWEALTH EDISON COMPANY AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in millions, unless otherwise noted)
1. Basis of Presentation
     Commonwealth Edison Company (ComEd) is a regulated utility engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois, including the City of Chicago. ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.
     ComEd is a principal subsidiary of Exelon Corporation (Exelon), which owns more than 99% of ComEd’s common stock. ComEd’s consolidated financial statements include the accounts of ComEd and Commonwealth Edison Company of Indiana, Inc. All intercompany transactions have been eliminated.
     The accompanying consolidated financial statements as of March 31, 2007 and 2006 and for the three months then ended are unaudited but, in the opinion of the management of ComEd, include all adjustments that are considered necessary for a fair presentation of its respective financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). All adjustments are of a normal, recurring nature, except as otherwise disclosed. The December 31, 2006 Consolidated Balance Sheets were taken from audited financial statements. These Notes to Consolidated Financial Statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission for Quarterly Reports on Form 10-Q. Certain information and note disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. Certain prior-year amounts have been reclassified for comparative purposes. These reclassifications had no effect on net income. These notes should be read in conjunction with the Notes to Consolidated Financial Statements of ComEd included in ITEM 8 of its 2006 Annual Report on Form 10-K.
2. New Accounting Pronouncements
     FIN 48. In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (FIN 48), which clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes.” FIN 48 applies to all income tax positions taken on previously filed tax returns or expected to be taken on a future tax return. FIN 48 prescribes a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being realized upon ultimate settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold for purposes of applying FIN 48. Therefore, if it can be established that the only uncertainty is when an item is taken on a tax return, such positions have satisfied the recognition step for purposes of FIN 48 and uncertainty related to timing should be assessed as part of measurement. FIN 48 also requires that the amount of interest expense and income to be recognized related to uncertain tax positions be computed by applying the applicable statutory rate of interest to the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in a tax return.
     FIN 48 was effective for ComEd as of January 1, 2007. The change in net assets as a result of applying this pronouncement was considered a change in accounting principle with the cumulative effect of the change required to primarily be treated as an adjustment to the opening balance of retained earnings. Adjustments to goodwill associated with the implementation of FIN 48 were based on other applicable accounting standards. See Note 8 — Income Taxes for additional information.
     SFAS No. 157. In September 2006, the FASB issued FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not change the requirements to apply fair value in existing accounting standards. Under SFAS No. 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies that fair value should be based on the assumptions market participants would use when pricing the asset or liability.

SFAS No. 157 will be effective for ComEd as of January 1, 2008, and ComEd is currently assessing the impact that SFAS No. 157 may have on the financial statements.
     SFAS No. 159. In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FAS Statement No. 115” (SFAS No. 159). SFAS No. 159 gives companies the option of applying at specified election dates fair value accounting to certain financial instruments and other items that are not currently required to be measured at fair value. If a company chooses to record eligible items at fair value, the company must report unrealized gains and losses on those items in earnings at each subsequent reporting date. SFAS No. 159 also prescribes presentation and disclosure requirements for assets and liabilities that are measured at fair value pursuant to this standard and pursuant to the guidance in SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (SFAS No. 133). SFAS No. 159 will be effective for ComEd as of January 1, 2008. As the provisions of SFAS No. 159 are applied prospectively, the impact to ComEd will depend on the instruments selected for fair value measurement at the time of implementation.
3. Regulatory Issues
     The legislatively mandated transition and rate freeze period in Illinois ended in January 2007. Associated with the end of this rate freeze, ComEd has been engaged in various regulatory proceedings to establish rates for the post-2006 period, which are more fully described below. In view of the rate increases following the expiration of the rate freeze, various Illinois legislative attempts, as more fully described below, have been made to roll back and freeze ComEd’s rates for an additional period or to control the rate at which the rate increases are phased in.
     Rate Freeze Extension Proposal. The increases in ComEd’s 2007 rates following the expiration of the rate freeze reflect the pass-through of ComEd’s costs of procuring electricity for customers, significant capital investment that ComEd made in distribution assets, and changes in ComEd’s operating costs. ComEd believes that its average residential customer is experiencing an annual increase of approximately 24% in its electric bills; however, some customer increases have been larger (most notably for space heating customers whose bills reflect, in part, the unusually cold weather earlier this year). Customers of certain other Illinois utilities have experienced much more significant increases in their bills. ComEd has taken steps to assist customers with the rate increases, including a program that allows customers to elect to defer some of the increase to future years (see “Residential Rate Stabilization Program” below), various customer assistance and energy efficiency programs, and customer education programs (see “Environmental and Customer Assistance Programs” below).
     On March 6, 2007, the Illinois House of Representatives (House) approved legislation that, if enacted, would roll back ComEd’s current electricity rates to the rates that were in effect in 2006, exclusive of 2006 competitive transition charge (CTC) rates, would provide for a refund, with interest, of the charges collected from residential customers in excess of those rolled-back rates since January 2007, and would generally limit rate increases for all bundled service customers until at least 2010. Also, the Illinois State Senate’s (Senate) Environment and Energy Committee (the Senate Committee) approved a bill, that, if enacted into law as amended, would roll back rates, exclusive of 2006 CTC rates, of certain Illinois utilities, not including ComEd, would provide for refunds, with interest, of charges collected from customers in excess of the rolled-back rates since January 2007, and would generally limit rate increases for at least one year. On March 22, 2007, the Senate Committee approved for consideration by the full Senate an amendment that would make the legislation applicable to all Illinois utilities, including ComEd. On April 20, 2007, the Senate passed legislation that would rollback and freeze the rates of certain Illinois utilities, not including ComEd. This bill now moves to the House. As of April 24, 2007, the Senate has not passed any legislation that would roll back or freeze ComEd’s rates.
     To become law in Illinois, legislation would need to be passed by the House and Senate and signed by the Governor of Illinois (Governor). The Governor has expressed support for rate freeze legislation. If legislation is enacted, it could impose a rate freeze or take other forms. For example, some Illinois legislators have discussed the possibility of applying a tax on electric generation in the state as a means to reduce electric rates to the customers in the state. As of April 24, 2007, no electric generation tax legislation had been submitted to either the Illinois House or Senate committees for consideration. ComEd and other interested parties, including Exelon Generation Company, LLC (Generation) and some other electric generating companies and suppliers, have been engaged in discussions with members of the Illinois General Assembly and other leaders to explore alternative measures in lieu of rate freeze legislation or taxes on electric generation that would provide financial assistance for Illinois electric customers with unusually high electric bills and other customers in need of financial assistance. ComEd plans to move forward with the customer relief programs affecting its customers provided that no rate rollback and freeze legislation applicable to ComEd is enacted into law. Inclusive of ComEd’s funding of its Customers’ Affordable Reliable Energy (CARE) initiative (see “Environmental and Customer Assistance Programs” below), ComEd anticipates that these customer rate relief programs may cost approximately $44 million in 2007 and approximately $20 million in additional funds during 2008 and 2009.

     ComEd is unable to predict the outcome of discussions with members of the Illinois General Assembly or the legislative process in Illinois or whether rate rollback and freeze legislation will be applicable to ComEd in the future. ComEd believes a rate rollback and freeze, if enacted into law, would have serious detrimental effects on Illinois, ComEd and consumers of electricity. See “Post-2006 Summary” below for further detail. ComEd believes such legislation, if enacted into law, will violate Federal law and the U.S. Constitution, and ComEd is prepared to vigorously challenge any such legislation in court.
     Illinois Procurement Case and Related Proceedings. On February 25, 2005, ComEd made a filing with the Illinois Commerce Commission (ICC) to seek regulatory approval of tariffs that would authorize ComEd to bill its customers for electricity costs incurred under a reverse-auction competitive bidding process (the Procurement Case). On October 17, 2005, ComEd filed a request for a declaratory order at the Federal Energy Regulatory Commission (FERC) seeking approval of the reverse-auction competitive bidding process it planned to use for the procurement of wholesale supplies of electricity. On December 16, 2005, FERC issued an order holding that the proposed competitive bidding process satisfied FERC’s criteria for a competitive process. On May 1, 2006, FERC denied the Illinois Attorney General’s request for rehearing of that order, and the Attorney General filed a petition for review of the ICC’s decision in the United States Court of Appeals for the District of Columbia Circuit. That appeal remains pending. On January 24, 2006, the ICC, by a unanimous vote, approved a reverse-auction competitive bidding process for procurement of electricity by ComEd after the end of the transition period. This approval, currently under appeal before the Illinois Appellate Court, provides ComEd with stability and greater certainty that it will be able to procure energy through the auction process, a transparent market mechanism, and pass through the costs of that energy to ComEd’s customers. The energy price that resulted from the first auction is fixed until June 2008. The reverse-auction competitive bidding process is administered by an independent auction manager, with oversight by ICC staff. On December 6, 2006, the ICC staff released its report on the auction, which generally spoke favorably of the process and the outcome. The report recommended the continued use of the reverse-auction for future electric power procurement. In order to mitigate the effects of changes in future prices, electricity to serve residential and commercial customers with loads less than 400kW will be procured through staggered contracts. The ICC will subsequently review, on an annual basis, the prudence of ComEd’s electricity purchases, but compliance with the ICC-approved reverse-auction process will establish a rebuttable presumption of prudence.
     Various parties, including governmental and consumer representatives and ComEd, have filed petitions for review of portions of the ICC’s January 24, 2006 order with the Illinois Appellate Court. While ComEd is generally supportive of the order in the Procurement Case, ComEd has objected to the requirement for an after-the-fact prudence review. The appeals before the Illinois Appellate Court are pending. The Illinois Appellate Court will hear arguments on this case in late May 2007.
     On March 15, 2007, the Illinois Attorney General filed a complaint before FERC alleging that the prices to be paid to all suppliers resulting from the auction are unjust and unreasonable under the Federal Power Act and that the suppliers colluded in the course of the auction. On April 4, 2007, at the request of the Illinois Attorney General and the recommendation of its staff, the ICC initiated a proceeding to determine whether to authorize the public release of certain confidential information related to the reverse auction. In its publicly filed FERC complaint, the Illinois Attorney General redacted certain of this confidential information, and certain parties have asked FERC to enter a protective order under which the Illinois Attorney General would provide the redacted information to the litigants. Additionally, on March 28, 2007 and March 30, 2007, class action suits were filed in Illinois state court against ComEd and the suppliers in the Illinois procurement auction, claiming that the suppliers manipulated the auction and that the resulting wholesale prices are unlawfully high. ComEd cannot predict the outcome of these proceedings, but believes the claims to be completely false and unsupported by requisite evidence, and intends to vigorously oppose these claims.
     Consistent with the process previously approved by the ICC, the ICC has opened a proceeding to consider improvements to the procurement process. It is anticipated that a final order will be entered in that proceeding with sufficient time to incorporate changes into the process for the February 2008 auction.
     Illinois Rate Case. On August 31, 2005, ComEd filed a rate case with the ICC to comprehensively revise its tariffs and to adjust rates for delivering electricity effective January 2007 (Rate Case). The commodity component of ComEd’s rates was established by the reverse-auction process in accordance with the ICC rate order in the Procurement Case. ComEd proposed a revenue increase of $317 million. The ICC staff and several intervenors in the Rate Case, including the Illinois Attorney General, suggested and provided testimony that ComEd’s rates for delivery services should be reduced. On July 26, 2006, the ICC issued its order in the Rate Case which approved a delivery services revenue increase of approximately $8 million of the $317 million proposed revenue increase requested by ComEd. On December 20, 2006, the ICC issued an order on rehearing that increased the amount previously approved by approximately $74 million, for a total rate increase of $83 million. ComEd and various other parties have appealed the rate order to the courts and it is unlikely the appeal will be resolved until the third quarter of 2007 at the earliest. In the event the order is ultimately changed, the changes are expected to be prospective only.
     Illinois Rate Design Investigation. On March 2, 2007, the ICC voted to initiate investigations into ComEd’s and the Ameren Corporation (Ameren) utilities’ rate designs, particularly for residential and residential space-heating customers. The investigation was prompted by hearings before the Illinois House of Representatives Committee of the Whole that took place in February 2007, where House Representatives and customers spoke of extreme and unexpected rate increases that took effect January 2007. The vast majority of noted situations related to Ameren customers. The ICC specified that the investigation would not look to the overall level of rates, which has just recently been set, but only to the allocation among the various customer groups. The ICC has a schedule that contemplates a final order by September 2007, which would allow implementation of changes, if any, prior to the next winter heating season.
     Original Cost Audit. In the Rate Case, the ICC ordered an “original cost” audit of ComEd’s distribution assets. The ICC order did not find that any portion of ComEd’s delivery service assets should be disallowed because it was unreasonable in amount, imprudently incurred or not used and useful. The ICC rate order does not provide for a new review of these issues but instead provides that the ICC-appointed auditors determine whether the costs of ComEd’s distribution assets were properly recorded on ComEd’s financial statements at their original costs. The result of this audit will be addressed through a separately docketed proceeding. The original cost audit report is expected to be finalized in mid-2007 with an ICC proceeding to follow the issuance of the report. This proceeding may extend into 2008, and ComEd is unable to predict the results of this audit.
     Environmental and Customer Assistance Programs. On April 4, 2006, ComEd filed with the ICC a request for ICC approval to purchase and receive recovery of costs associated with the output of a portfolio of competitively procured wind resources of approximately 300 megawatts (MWs). On April 4, 2007, at the request of ComEd, the ICC terminated the proceeding.
     In July 2006, ComEd implemented CARE, an initiative to help customers prepare for electricity rate increases coming in 2007 after the expiration of the rate freeze in Illinois. In addition to the residential rate stabilization program discussed below, CARE includes a variety of energy efficiency, low-income and senior citizen programs to help mitigate the impacts of the rate increase on customers’ bills.
     In the ICC’s December 20, 2006 order approving ComEd’s residential rate stabilization program (see below), the ICC also strongly encouraged, but did not require, ComEd to make contributions to environmental and customer assistance programs. On February 20, 2007, ComEd filed a letter with the ICC indicating its intent, if financially able to do so, to contribute $30 million over three years to CARE related programs. ComEd also stated that it did not intend to seek rate recovery of these amounts and thus did not believe that the ICC needed to investigate the programs.
     Since the inception of CARE, ComEd has spent approximately $12 million for CARE related programs, including $3 million during the three months ended March 31, 2007.
     Residential Rate Stabilization Program. On December 20, 2006, the ICC approved a program, proposed by ComEd, to mitigate the impact on ComEd’s residential customers of ComEd’s transition from almost a decade of reduced and frozen rates to rates that reflect the current cost of providing service. The program includes an “opt-in” feature to give residential customers the choice to participate in the program. The program caps average annual residential rate increases at 10% in each of 2007, 2008 and 2009. For participating customers, costs that exceed the caps are deferred and recovered over three years from 2010 to 2012. Deferred balances will be assessed an annual carrying charge of 3.25% to partially cover ComEd’s costs of financing the program. If ComEd’s rate increases are less than the caps in 2008 and 2009, ComEd would begin to recover deferred amounts up to the caps with carrying costs. The program would terminate upon a force majeure event, upon a ComEd bankruptcy, or if ComEd’s senior secured credit ratings from two of three major credit rating agencies fall below investment grade. The ratings test was changed by ComEd voluntarily, and was previously based on the senior unsecured rating. The fact that ComEd’s senior unsecured debt is rated below investment grade by all three agencies is not reflective of ComEd’s ability to support the program but instead largely relates to legislative and political risk. ComEd’s residential customers will have until August 2007 to choose to participate in the program. Reductions began to be reflected in April 2007 and are not retroactive. As of March 31, 2007, approximately 34,000 or 1% of ComEd’s residential customers have enrolled in the program. At this time, ComEd cannot predict the full extent of participation in the program or its financial effects.
     City of Chicago Negotiations. ComEd has been in negotiations with the City of Chicago related to various components of its franchise agreement with the City of Chicago. As part of these discussions, ComEd may be able to resolve various outstanding issues relating to reliability, franchise obligations and other matters. As part of any agreement, ComEd may make payments to the City of Chicago, which may be material. No formal agreement has been reached.
     Customer Disconnection Moratorium. On April 20, 2007, the Senate amended and passed a bill that would prevent customer disconnections until September 1, 2007. The amended bill will now go back to the House where they can decide whether to agree with the amendment. If this bill becomes law, ComEd believes it would eventually increase past-due amounts from customers and have an adverse effect on ComEd’s results of operations, financial position and cash flows. ComEd is unable to predict the final outcome of this bill.
     Post-2006 Summary. ComEd cannot predict the results of any rehearings or appeals in the Rate Case or the Procurement Case or whether the Illinois General Assembly might pass rate roll back and freeze legislation or take other action that could have a material effect on the outcome of the regulatory process. If the price which ComEd is ultimately allowed to bill to customers for electricity is below ComEd’s cost to procure and deliver electricity, ComEd expects that it will suffer adverse consequences, which could be material. ComEd believes that these potential material adverse consequences could include, but may not be limited to, reduced earnings, further reduction of credit ratings, limited or lost access to credit markets to finance operations and capital investment, and loss of capacity to enter into bilateral long-term energy procurement contracts, which may force ComEd to procure electricity at more volatile spot market prices, all of which could lead ComEd to seek protection through a bankruptcy filing. Moreover, to the extent ComEd is not permitted to recover its costs, ComEd’s ability to maintain and improve service may be diminished and its ability to maintain reliability may be impaired. In the near term, these prospects could have adverse effects on ComEd’s liquidity if vendors reduce credit or shorten payment terms or if ComEd’s financing alternatives become more limited and significantly less flexible. Additionally, if ComEd’s ability to recover its costs from customers through rates is significantly affected, all or a portion of ComEd’s business could be required to cease applying SFAS No. 71, “Accounting for the Effects of Certain Types of Regulation”, which covers the accounting for the effects of rate regulation and would require ComEd to eliminate the financial statement effects of regulation for the portion of ComEd’s business that ceases to meet the criteria. This would result in the elimination of all associated regulatory assets and liabilities that ComEd had recorded on its Consolidated Balance Sheets through the recording of a one-time extraordinary gain on its Consolidated Statements of Operations and Comprehensive Income. At March 31, 2007, the income statement gain could have been as much as $2.3 billion (before taxes). Such eliminations could have the effect of producing income. If legislation extends an earnings-sharing provision that applied during the period in which rates were generally frozen, that provision requires that earnings in excess of a threshold be shared with customers. Finally, the impacts and resolution of the above items could lead to an additional impairment of ComEd’s goodwill, which would be significant and partially offset, or exceed, the extraordinary gain discussed above. See Note 4 — Goodwill for further information related to ComEd’s goodwill. If ComEd seeks relief through a bankruptcy filing, there would be material adverse consequences to ComEd, including, but not limited to: significant legal and other costs associated with the bankruptcy filing; possible negative income tax consequences; and possible reduced ability to effectively administer and allocate the costs of the various Exelon-sponsored benefit plans.
     Transmission Rate Case. On March 1, 2007, ComEd filed a request with FERC seeking approval to update its transmission rates and change the manner in which ComEd’s transmission rates are determined from fixed rates to a formula rate. The formula rate would be updated annually to ensure that under this rate customers pay the actual costs of providing transmission services. Initial application of the formula would result in an increase of the revenues ComEd receives for transmission services, reflecting substantial investment in transmission plant since rates were last determined in 2003. ComEd also requested incentive rate treatment for certain transmission projects. If approved by the FERC, the total proposed increase of $147 million in the annual revenue requirement, including incentives, would increase an average residential customer bill about 1.5%. ComEd requested that the new transmission rate, if accepted by FERC, be effective as of May 2007. ComEd cannot predict how much, if any, of a transmission rate increase FERC may approve or when the rate increase may go into effect.
     Authorized Return on Rate Base. Under Illinois legislation, if the two-year average of the earned return on common equity of a utility through December 31, 2006 exceeded an established threshold, one-half of the excess earnings was required to be refunded to customers. The threshold rate of return on common equity was based on a two-year average of the Monthly Treasury Bond Long-Term Average Rates (20 years and above) plus 8.5% in the years 2000 through 2006. Earnings for purposes of ComEd’s threshold included ComEd’s net income calculated in accordance with GAAP and reflected the amortization of regulatory assets. Under Illinois statute, any impairment of goodwill would have had no impact on the determination of the cap on ComEd’s allowed equity return during the transition period. ComEd did not trigger the earnings sharing provision through 2006. With the end of the transition and rate freeze period, in its December 20, 2006 order, the ICC authorized a return on distribution rate base of 8.01% for ComEd starting in 2007. During the first quarter of 2007, ComEd filed a transmission rate case with the FERC in which it requested a return on transmission rate base of 9.87%.

     Through and Out (T&O) Rates and Seams Elimination Charge/Cost Adjustment/Assignment (SECA). In November 2004, FERC issued two orders authorizing ComEd to recover amounts for a limited time during a specified transitional period as a result of the elimination of T&O rates for transmission service scheduled out of, or across, its transmission system and ending within territories of PJM Interconnection, LLC (PJM) or Midwest Independent Transmission System Operator (MISO). T&O rates were terminated pursuant to FERC orders, effective December 1, 2004. The new rates, known as SECA, were collected from load-serving entities and paid to transmission owners within PJM and MISO over a transitional period from December 1, 2004 through March 31, 2006, subject to refund, surcharge and hearing. As a load-serving entity, ComEd was also required to pay SECA rates during the transitional period based on the benefits received from the elimination of T&O rates of other transmission owners within PJM and MISO. Since the inception of the SECA rates in December 2004, ComEd has recorded approximately $49 million of SECA collections, net of SECA charges. Management of ComEd believes that appropriate reserves have been established in the event that some portion of SECA collections are required to be refunded. A hearing was held in May 2006 and the administrative law judge (ALJ) issued an Initial Decision on August 10, 2006. The ALJ’s Initial Decision found that the transmission owners overstated lost revenues in their compliance filings and the SECA rate design was flawed. Additionally, the ALJ recommended that the transmission owners should be ordered to refile their respective compliance filings related to SECA rates. ComEd has filed exceptions to the Initial Decision and FERC, on review, will determine whether or not to accept the ALJ’s recommendation. There is no scheduled date for FERC to act on this matter. Settlements have been reached with various parties. FERC has approved several of these settlements, while others are still awaiting FERC approval. The ultimate outcome of the proceeding establishing SECA rates is uncertain, but ComEd does not believe ultimate resolution of this matter will be material to the results of operations or financial position.
     PJM Transmission Design. On July 13, 2006, the ALJ in the case issued an Initial Decision that recommends that FERC implement the postage stamp rate suggested by FERC staff, effective as of April 1, 2006, but also allows for the potential to phase in rate changes. On April 19, 2007, FERC issued its order on review of the ALJ’s decision. FERC held that PJM’s current rate design for existing matter facilities is just and reasonable and should not be changed. That is consistent with ComEd’s position in the case. FERC also held that new facilities should be allocated under a different rate design. FERC held that new facilities 500 kilovolts (kV) and above should be socialized across the entire PJM footprint and that new facilities less than 500 kV should be allocated to the beneficiaries of the new facilities. FERC stated that PJM’s stakeholders should develop a standard method for allocating new transmission facilities lower than 500 kV. FERC’s decision on existing facilities leaves the status quo as to existing costs, which is substantially more favorable to ComEd than the ALJ’s decision as to existing facilities. In the short term, based on new transmission facilities approved by PJM, it is likely that socializing costs across PJM will increase costs to ComEd, but ComEd cannot estimate the final impact on the results of operations and cash flows, both because what new facilities will be built is not certain at this time and because how the smaller lower voltage new facilities will be allocated is uncertain. Moreover, FERC’s decision may be subject to a request for rehearing and review in the United States Court of Appeals. However, ComEd anticipates that all impacts of any rate design changes effective after December 31, 2006 should be recoverable through retail rates in the absence of rate freeze or similar legislation.
4. Goodwill
     As of March 31, 2007 and December 31, 2006, ComEd had goodwill of approximately $2.6 billion and $2.7 billion, respectively. Under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”, goodwill is tested for impairment at least annually or more frequently if events or circumstances indicate that it is “more likely than not” that goodwill might be impaired, such as a significant negative regulatory outcome. ComEd performs the annual goodwill impairment assessment in the fourth quarter of each year.
     The changes in the carrying amount of goodwill for the period from January 1, 2007 to March 31, 2007 were as follows:

Balance as of January 1, 2007	$2,694
Uncertain tax positions (a)	(53)

Balance as of March 31, 2007	$2,641

(a)	For uncertain tax positions that existed at October 20, 2000, or the date of the merger in which Exelon became the parent corporation of PECO Energy Company and ComEd (Merger), the impact of adopting FIN 48 is recorded to goodwill in accordance with Emerging Issues Task Force (EITF) Issue No. 93-7, “Uncertainties Related to Income Taxes in a Purchase Business Combination” (EITF 93-7). See Notes 2 and 8 for further information regarding the adoption of FIN 48.

5. Debt and Credit Agreements
     Short-Term Borrowings. ComEd meets its short-term liquidity requirements primarily through borrowings from its credit facilities and the issuance of commercial paper. ComEd had $60 million of commercial paper outstanding at and December 31, 2006.
     As of March 31, 2007, ComEd has access to revolving credit facilities with aggregate bank commitments of $1 billion. At March 31, 2007, ComEd had $340 million outstanding borrowings under its credit agreement. See Note 11 of ComEd’s 2006 Annual Report on Form 10-K for further information regarding these credit facilities.
     Carrying Amounts and Fair Values of Long-Term Debt. Fair values of long-term debt are determined by a valuation model performed by an external consultant and is based on a conventional discounted cash flow methodology utilizing assumptions of current market pricing curves. The carrying amounts and fair values of ComEd’s long-term debt as of March 31, 2007 and December 31, 2006 were as follows:

	March 31, 2007		December 31, 2006
	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value
Long-term debt (including amounts due within one year)	$3,722	$3,668	$3,579	$3,592
Long-term debt to ComEd Transitional Funding Trust (including amounts due within one year)	537	541	648	652
Long-term debt to other financing trusts	361	325	361	338
     Issuance of Long-Term Debt. During the three months ended March 31, 2007, the following long-term debt was issued:

	Interest
Type	Rate	Maturity	Amount (a)
First Mortgage Bonds	5.90%	March 15, 2036	$300

(a)	Excludes unamortized bond discounts.
     Retirement of Long-Term Debt. During the three months ended March 31, 2007, the following long-term debt was retired:

	Interest
Type	Rate	Maturity	Amount
Notes payable	7.625%	January 15, 2007	$145
ComEd Transitional Funding Trust	5.63%	June 25, 2007	111	(a)(b)

(a)	Amount includes a $17 million reallocation from prepaid interest to long-term debt to ComEd Transitional Funding Trust. This reallocation did not have an impact on ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.

(b)	ComEd applied $8 million of previously prepaid balances against the long-term debt to ComEd Transitional Funding Trust.
6. Derivative Financial Instruments
     Interest-Rate Swaps. The fair values of ComEd’s interest-rate swaps are determined using quoted exchange prices, external dealer prices and available market pricing curves. At March 31, 2007 and December 31, 2006, ComEd did not have any interest-rate related fair-value or cash-flow hedges outstanding.
     Fair-Value Hedges. ComEd may utilize fixed-to-floating interest-rate swaps from time to time as a means to achieve a targeted level of variable-rate debt as a percent of total debt. At March 31, 2007 and December 31, 2006, ComEd did not have any notional amounts of fair-value hedges outstanding. Fixed-to-floating interest-rate swaps are designated as fair-value hedges, as defined in SFAS No. 133, and, as such, changes in the fair value of the swaps are recorded in earnings; however, as long as the hedge remains effective and the underlying liability remains outstanding, changes in the fair value of the swaps are offset by changes in the fair value of the hedged liabilities. Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. During the three months ended March 31, 2007 and 2006, no amounts relating to fair-value hedges were recorded in earnings as a result of ineffectiveness.
     Cash-Flow Hedges. ComEd utilizes interest rate derivatives from time to time to lock in interest-rate levels in anticipation of future financings. Forward-starting interest-rate swaps are designated as cash-flow hedges, as defined in SFAS No. 133 and, as such, changes in the fair value of the swaps are recorded in accumulated other comprehensive income (OCI). Any change in the fair value of the hedge as a result of ineffectiveness is recorded immediately in earnings. At March 31, 2007 and 2006, ComEd did not have any notional amounts of interest-rate related cash-flow hedges outstanding. During the three months ended March 31, 2007 and 2006, ComEd did not reclassify any amounts from accumulated OCI into earnings as a result of ineffectiveness.
     Energy-Related Derivatives. ComEd’s energy contracts are accounted for under SFAS No. 133. Economic hedges may qualify for the normal purchases and normal sales exception to SFAS No. 133 and are accounted for under the accrual method of accounting. Those that do not meet the normal purchase and normal sales exception are recorded as assets or liabilities on the balance sheet at fair value. Changes in the derivatives recorded at fair value are recognized in earnings unless specific hedge accounting criteria are met and they are designated as cash-flow hedges, in which case those changes are recorded in OCI, and gains and losses are recognized in earnings when the underlying transaction occurs or are designated as fair-value hedges, in which case those changes are recognized in current earnings offset by changes in the fair value of the hedged item in current earnings. Changes in the fair value of derivative contracts that do not meet the hedge criteria under SFAS No. 133 (or are not designated as such) are recognized in current earnings.
     ComEd has derivatives related to one wholesale contract and various other contracts to manage the market price exposures to several wholesale contracts that extend through 2007. The contracts that ComEd has entered into as part of the initial ComEd auction (See Note 3 — Regulatory Issues) are deemed to be derivatives that qualify for the normal purchase and normal sale exception to SFAS No. 133. ComEd does not enter into derivatives for speculative or trading purposes.
     At March 31, 2007 and December 31, 2006, ComEd had net liabilities of $5 million and $11 million, respectively, on the Consolidated Balance Sheets for the fair value of energy derivatives. The following table provides a summary of the fair value balances recorded by ComEd as of March 31, 2007 and December 31, 2006:

	March 31, 2007			December 31, 2006
	Cash-Flow	Other		Cash-Flow	Other
Derivatives	Hedge	Derivatives	Subtotal	Hedge	Derivatives	Subtotal
Current assets	$—	$1	$1	$—	$—	$—
Current liabilities	$(2)	$(4)	$(6)	$(6)	$(5)	$(11)

Total mark-to-market energy contract net liabilities	$(2)	$(3)	$(5)	$(6)	$(5)	$(11)

     Cash-Flow Hedges. The table below provides details of effective cash-flow hedges under SFAS No. 133 included on ComEd’s Consolidated Balance Sheets as of March 31, 2007. The data in the table is indicative of the magnitude of SFAS No. 133 hedges ComEd has in place; however, since under SFAS No. 133 not all derivatives are recorded in OCI, the table does not provide an all-encompassing picture of ComEd’s derivatives. The table also includes the activity of accumulated OCI related to cash-flow hedges for the three months ended March 31, 2007, providing information about the changes in the fair value of hedges and the reclassification from OCI into earnings.

Total Cash-Flow Hedge OCI Activity, Net of Income Tax
Accumulated OCI derivative loss at December 31, 2006	$(4)
Changes in fair value	1
Reclassifications from OCI to net income	2

Accumulated OCI derivative loss at March 31, 2007	$(1)

     At March 31, 2007, ComEd had net unrealized pre-tax losses on cash-flow hedges of $2 million in accumulated OCI. Based on market prices at March 31, 2007, approximately $2 million of these deferred net pre-tax unrealized losses on derivative instruments in accumulated OCI are expected to be reclassified to earnings during the next twelve months. However, the actual amount reclassified to earnings could vary due to future changes in market prices. Amounts recorded in accumulated OCI related to changes in energy commodity cash-flow hedges are reclassified to earnings when the forecasted purchase or sale of the energy commodity occurs. ComEd’s cash flow hedge expires on May 31, 2007.
     Other Derivatives. ComEd enters into certain contracts that are derivatives, but do not qualify for hedge accounting under SFAS No. 133 or are not designated as cash-flow hedges. These contracts are also entered into to economically hedge and limit the market price risk associated with energy commodity prices. Changes in the fair value of these derivative contracts are recognized in current earnings. For the three months ended March 31, 2007 and 2006, ComEd recognized the following net unrealized mark-to-market gains (losses), realized mark-to-market gains and total mark-to-market gains (losses) (before income taxes) relating to economic hedge mark-to-market activity of certain sale contracts pursuant to SFAS No. 133. ComEd’s other economic hedge mark-to-market activity on sale contracts are reported in revenue.

	Three Months Ended
	March 31,
	2007	2006
Unrealized mark-to-market gains (losses)	$1	$(10)
Realized mark-to-market gains	1	—

Total net mark-to-market gains (losses) (a)	$2	$(10)

(a)	See “Energy-Related Derivatives” above.
7. Retirement Benefits
     Defined Benefit Pension and Other Postretirement Benefits — Consolidated Plans. Exelon sponsors defined benefit pension plans and postretirement benefit plans for essentially all ComEd employees. Approximately $24 million and $19 million was included in capital and operating and maintenance expense during the three months ended March 31, 2007 and 2006, respectively, for ComEd’s allocated portion of the Exelon-sponsored pension and postretirement benefit plans.
     401(k) Savings Plan. ComEd participates in a 401(k) savings plan sponsored by Exelon. The plan allows employees to contribute a portion of their pre-tax income in accordance with specified guidelines. ComEd matches a percentage of the employee contribution up to certain limits. The matching contributions to the savings plan totaled $4 million and during the three months ended March 31, 2007 and 2006.
8. Income Taxes
     ComEd’s effective income tax rate from continuing operations for the three months ended March 31, 2007 and 2006 varied from the U.S. Federal statutory rate principally due to the following:

	Three Months Ended
	March 31,
	2007	2006
U.S. Federal statutory rate	35.0%	35.0%
Increase (decrease) due to:
State income taxes, net of Federal income tax benefit	4.3	4.8
Amortization of regulatory asset	—	0.7
Amortization of investment tax credit	(9.6)	(0.8)
Nontaxable postretirement benefits	(8.9)	(0.7)
Allowance for funds used during construction (AFUDC), equity	(3.6)	—
Lobbying activities	9.7	0.3
Forecasted annual tax rate adjustment	11.0	0.9
Other	(0.4)	0.5

Effective income tax rate	37.5%	40.7%

     Accounting for Uncertainty in Income Taxes. ComEd adopted the provisions of FIN 48 on January 1, 2007. The following table shows the effect of adopting FIN 48 on ComEd’s Consolidated Balance Sheets as of January 1, 2007.

Increase (decrease)
Accounts receivable, net — Other	$72
Goodwill	(53)
Other deferred debits and other assets	137
Accrued expenses	(186)
Deferred income taxes and unamortized investment tax credits	(299)

Increase (decrease)
Other deferred credits and other liabilities	642
Retained earnings	(1)
     As a result of the implementation of FIN 48, ComEd has identified unrecognized tax benefits of $797 million as of January 1, 2007, of which $21 million would decrease the effective tax rate if recognized.
     ComEd has reflected in the Consolidated Balance Sheets as of January 1, 2007 a net interest liability of $167 million related to uncertain income tax positions, and has not accrued any penalties with respect to unrecognized tax benefits. ComEd recognizes accrued interest related to unrecognized tax benefits in interest expense or interest income and penalties, if any, in operating and maintenance expense on the Consolidated Statements of Operations. ComEd has reflected in the Consolidated Statement of Operations as of March 31, 2007 net interest expense of $8 million related to uncertain income tax positions.
     Exelon and its subsidiaries, including ComEd, file a consolidated U.S. Federal income tax return as well as unitary and combined income tax returns in several state jurisdictions, with Illinois being the most significant. Exelon and its subsidiaries have completed examinations by the Internal Revenue Service (IRS) for taxable years prior to 1999; however several tax issues remain unresolved for tax years prior to 1999 and have been protested to IRS Appeals, the next administrative level within the IRS. In the second quarter of 2004, the IRS commenced an audit of Exelon and its subsidiaries for taxable years 1999 through 2001 and is expected to complete the audit by the end of 2007. Exelon and its subsidiaries have also completed examinations by the state of Illinois for taxable years prior to 1999. However, to the extent adjustments are made to these prior years as either part of a settlement at IRS Appeals or IRS Examination, the state taxable income may also be adjusted.
     It is reasonably possible that the amount of unrecognized tax benefits will significantly increase or decrease in the next twelve months as a result of settling several uncertain tax positions. ComEd is in the process of negotiating with the IRS Appeals a settlement related to research and development refund claims filed by ComEd for taxable years 1989 through 1998. At this point, an estimate of a change, if any, to the unrecognized tax benefit amount cannot be made. A majority of the refund claim relates to ComEd’s formerly owned generation property. Pursuant to the asset transfer agreement between ComEd and Generation, any current tax benefit related to this unrecognized tax benefit as well as a portion of the related interest income would be recorded to ComEd’s goodwill as it relates to taxable periods prior to the Merger as required under EITF 93-7. ComEd also has several other issues at the IRS Appeals for taxable years 1996 through 1998 that, if settled, would not significantly increase or decrease the total amount of unrecognized tax benefits.
     As part of the Federal examination of taxable years 1999 through 2001, the IRS has issued proposed adjustments related to ComEd’s deferral of gain on the 1999 sale of its fossil plants. See “1999 Sale of Fossil Generating Assets” below for details. ComEd’s management is in the process of evaluating its options with respect to the proposed tax deficiency. Those options include either protesting the disallowance to the IRS Appeals Division or possible litigation. If ComEd’s management decides to litigate the matter, ComEd may be required to pay the tax and related interest due on the deficiency and file for refund. Paying the tax liability and interest with respect to the gain deferral of the fossil plant sale and its related issues may result in a decrease in the amount of unrecognized tax benefits by as much as $433 million.
     ComEd filed refund claims related to taxable years 1999 through 2004 for research and development expenditures. The IRS is in the early stages of the audit of those claims. At this point, an estimate of a change, if any, to the unrecognized tax benefit amount cannot be made.
     Certain of ComEd’s tax positions evaluated under FIN 48 are dependent on ComEd having sufficient tax basis in its fixed assets. Should ComEd obtain any future benefit associated with the Simplified Service Cost Method (SSCM) accounting method change (discussed fully below), it will require a reduction to the tax basis of assets. As a result, the SSCM could have an effect on the unrecognized tax benefits associated with other tax positions that are dependent on tax basis.
     Simplified Service Cost Method. In 2001, ComEd filed a request with the IRS to change the tax method of accounting for certain capitalized overhead costs. The requested tax method of accounting, the SSCM, is expressly permitted under IRS regulations. The effect of the tax method change results in the immediate expensing of certain overhead costs that were previously capitalized to self-constructed property. During the first quarter of 2007, the IRS granted the tax method change. In April 2007, ComEd signed the consent agreements, thus making the tax method change effective as of that date. The consent agreement has terms and conditions that subject the change to certain published guidance as well as future guidelines and directives to be issued by the IRS. As a result of the uncertainty of forthcoming IRS settlement guidelines, ComEd is currently unable to estimate the tax benefit associated with the SSCM. ComEd has entered into an agreement with a tax consultant related to the filing of this tax method change request. The fee for this agreement is contingent upon receiving consent from the IRS and is based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to this agreement will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees would be recorded in accordance with FIN 48 and SFAS No. 5, “Accounting for Contingencies”, respectively, and could be material to the financial position, results of operations and cash flows of ComEd.
     1999 Sale of Fossil Generating Assets. ComEd has taken certain tax positions, which have been disclosed to the IRS, to defer the tax gain on the 1999 sale of its fossil generating assets. As of March 31, 2007 and December 31, 2006, deferred tax liabilities related to the fossil plant sale are reflected in ComEd’s Consolidated Balance Sheets. The Federal tax returns and related tax return disclosures covering the period of the 1999 sale are currently under IRS audit. ComEd’s ability to continue to defer all or a portion of this liability depends on whether its treatment of the sales proceeds, as having been received in connection with an involuntary conversion is proper pursuant to applicable law. In November 2006, ComEd received from the IRS a notice of proposed adjustment disallowing the deferral of gain associated with its position that proceeds from the fossil plant sales resulted from an “involuntary conversion.”
     ComEd’s ability to continue to defer the remainder of the tax liability on the fossil plant sale may depend in part on whether its tax characterization of a sale leaseback transaction into which ComEd entered in connection with the fossil plant sale is proper pursuant to applicable law. In February 2007, ComEd received from the IRS a notice of proposed adjustment disallowing the deferral of gain associated with its sale leaseback transaction. The IRS has indicated its position that the ComEd sale leaseback transaction is substantially similar to a leasing transaction, a sale-in, lease-out (SILO), the IRS is treating as a “listed transaction” pursuant to guidance it issued in 2005. A listed transaction is one which the IRS considers to be a potentially abusive tax shelter. ComEd disagrees with the IRS’s characterization of its sale leaseback as a SILO and believes its position is correct and will continue to aggressively defend that position upon audit and any subsequent appeals or litigation.
     In final form, both the notice for the involuntary conversion and the like kind exchange will be in the IRS’ audit report expected to be issued in the second or third quarter of 2007. Upon receipt of the final IRS report, ComEd will have the opportunity to either appeal the disallowance to the IRS Appeals, or litigate the matter. If ComEd’s management decides to litigate the matter, it may be required to pay the tax and related interest due on the deficiency and file for refund.
     A successful IRS challenge to ComEd’s positions would accelerate future income tax payments and increase interest expense related to the deferred tax gain that becomes currently payable. As of March 31, 2007, ComEd’s potential cash outflow, including tax and interest (after tax), could be as much as $978 million. If the deferral were successfully challenged by the IRS, it could negatively impact ComEd’s results of operations by as much as $146 million (after tax) related to interest expense. ComEd’s management believes a reserve for interest has been appropriately recorded in accordance with FIN 48; however, the ultimate outcome of such matters could result in unfavorable or favorable adjustments to the results of operations, and such adjustments could be material. Final resolution of this matter is not anticipated for several years.
9. Commitments and Contingencies
     For information regarding capital commitments at December 31, 2006, see Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K. All significant contingencies are disclosed below.
     Energy Commitments. As a result of the first reverse-auction competitive bidding process, ComEd is procuring substantially all of its supply under supplier forward contracts with various suppliers. See Note 3 — Regulatory Issues for further information.
     Commercial Commitments. ComEd’s commercial commitments as of March 31, 2007, representing commitments potentially triggered by future events, did not change significantly from December 31, 2006.
     Environmental Liabilities. ComEd’s operations have in the past and may in the future require substantial expenditures in order to comply with environmental laws. Additionally, under Federal and state environmental laws, ComEd is generally liable for the costs of remediating environmental contamination of property now or formerly owned by ComEd and of property contaminated by hazardous substances generated by ComEd. ComEd owns or leases a number of real estate parcels, including parcels on which its operations or the operations of others may have resulted in contamination by substances that are considered hazardous under environmental laws. ComEd has identified 42 sites where former manufactured gas plant (MGP) activities have or may have resulted in actual site contamination. For almost all of these sites, ComEd is one of several Potentially Responsible Parties which may be responsible for ultimate remediation of each location. Of the 42 sites identified by ComEd, the Illinois Environmental Protection Agency has approved the clean up of nine sites. Of the remaining sites identified by ComEd, 20 sites are currently under some degree of active study and/or remediation. ComEd anticipates that the majority of the remediation at these sites will continue through at least 2015. In addition, ComEd is currently involved in a number of proceedings relating to sites where hazardous substances have been deposited and may be subject to additional proceedings in the future.
     ComEd and Nicor Gas Company, a subsidiary of Nicor Inc. (Nicor), are parties to an interim agreement under which they cooperate in remediation activities at 38 former MGP sites for which ComEd or Nicor, or both, may have responsibility. Under the interim agreement, costs are split evenly between ComEd and Nicor pending their final agreement on allocation of costs at each site, but either party may demand arbitration if the parties cannot agree on a final allocation of costs. For most of the sites, the interim agreement contemplates that neither party will pay less than 20%, nor more than 80% of the final costs for each site. ComEd’s accrual for these environmental liabilities is based on ComEd’s estimate of its 50% share of costs under the interim agreement with Nicor. On April 17, 2006, Nicor submitted a demand for arbitration of the cost allocation for 38 MGP sites. Through March 31, 2007, ComEd has incurred approximately $117 million associated with remediation of the sites in question. Although ComEd believes that the arbitration proceedings will not result in an allocation of costs materially different from ComEd’s current estimate of its aggregate remediation costs for MGP sites, the outcome of the arbitration proceedings is not certain and could result in a material increase or decrease of ComEd’s estimate of its share of the aggregate remediation costs.
     Based on the final order received in ComEd’s Rate Case, beginning in 2007, ComEd is recovering MGP remediation costs from customers for which it established a regulatory asset. See Note 10 — Supplemental Financial Information and for further information regarding regulatory assets and liabilities.
     As of March 31, 2007 and December 31, 2006, ComEd had accrued the following amounts for environmental liabilities:

	March 31, 2007	December 31, 2006
Total Environmental Investigation and Remediation Reserve	$56	$58
Portion of Total Related to MGP Investigation and Remediation	49	49
     ComEd cannot predict the extent to which it will incur other significant liabilities for additional investigation and remediation costs at these or additional sites identified by environmental agencies or others, or whether such costs may be recoverable from third parties.
     Leases. ComEd’s lease commitments as of March 31, 2007 did not change significantly from December 31, 2006. See Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K for information regarding leases.
     Litigation and Regulatory Matters. ComEd is involved in various litigation matters that are being defended and handled in the ordinary course of business. ComEd maintains accruals for such costs that are probable of being incurred and subject to reasonable estimation. The ultimate outcomes of such matters, as well as the matters discussed above, are uncertain and may have a material adverse effect on ComEd’s financial condition, results of operations or cash flows.
     Fund Transfer Restrictions. The Federal Power Act declares it to be unlawful for any officer or director of any public utility “to participate in the making or paying of any dividends of such public utility from any funds properly included in capital account.” What constitutes “funds properly included in capital account” is undefined in the Federal Power Act or the related regulations; however, the FERC has consistently interpreted the provision to allow dividends to be paid as long as (i) the source of the dividends is clearly disclosed, (ii) the dividend is not excessive and (iii) there is no self-dealing on the part of corporate officials. See Note 18 of the Combined Notes to Consolidated Financial Statements within ComEd’s 2006 Annual Report on Form 10-K for additional information regarding fund transfer restrictions.
     Income Taxes. ComEd has entered into several agreements with a tax consultant related to the filing of refund claims with the IRS. The fees for these agreements are contingent upon a successful outcome of the claims and are based upon a percentage of the refunds recovered from the IRS, if any. The ultimate net cash impacts to ComEd related to these agreements will either be positive or neutral depending upon the outcome of the refund claim with the IRS. These potential tax benefits and associated fees could be material to the financial position, results of operations and cash flows of ComEd. If a settlement is reached, a portion of ComEd’s tax benefits, including any associated interest for periods prior to the Merger, would be recorded as a reduction of goodwill under the provisions of EITF 93-7. ComEd cannot predict the timing of the final resolution of these refund claims.

     See Note 8 — Income Taxes for information regarding ComEd’s income tax refund claims and certain tax positions, including the 1999 sale of fossil generating assets.
10. Supplemental Financial Information
     Supplemental Statement of Operations Information. The following tables provide additional information regarding the components of other, net within the Consolidated Statements of Operations and Comprehensive Income of ComEd for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,
	2007	2006
Investment income	$1	$—
AFUDC, equity	1	—
Other	—	1

Other, net	$2	$1

     For the three months ended March 31, 2007 and 2006, utility taxes of $66 million and $62 million, respectively, are included in revenues and expenses for ComEd.
     Supplemental Cash Flow Information. The following tables provide additional information regarding the components of other non-cash operating activities and other assets and liabilities within ComEd’s Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006:

	Three Months Ended
	March 31,
	2007	2006
Other non-cash operating activities:
Pension and non-pension postretirement benefits costs	$24	$19
Equity in losses of unconsolidated affiliates	2	3
Provision for uncollectible accounts	7	4
Amortization of regulatory asset related debt costs	7	5
Other	11	6

Total other non-cash operating activities	$51	$37

Changes in other assets and liabilities:
Under/over-recovered energy costs	$(67)	$—
Other current assets	1	(7)
Other noncurrent assets and liabilities	8	(1)

Total changes in other assets and liabilities	$(58)	$(8)

     Supplemental Balance Sheet Information. The following tables provide information about the regulatory assets and liabilities of ComEd as of March 31, 2007 and December 31, 2006:

	March 31, 2007	December 31, 2006
Regulatory assets
Deferred income taxes	$11	$11
Debt costs	172	179
Severance	153	158
Conditional asset retirement obligations	96	95
MGP remediation costs	45	47
Rate case costs	7	7
Procurement case costs	5	5

	March 31, 2007	December 31, 2006
Other	28	30

Noncurrent regulatory assets	517	532
Under-recovered energy costs current asset (a)	73	—

Total regulatory assets	$590	$532

	March 31, 2007	December 31, 2006
Regulatory liabilities
Nuclear decommissioning	$1,781	$1,760
Removal costs	1,068	1,059
Other	4	5

Noncurrent regulatory liabilities	2,853	2,824
Over-recovered energy costs current liability (a)	6	—

Total regulatory liabilities	$2,859	$2,824

(a)	Starting in 2007, the ComEd costs represent electricity and transmission costs recoverable (refundable) under ComEd’s ICC-approved rates. ComEd’s deferred energy costs are earning (paying) a rate of return. See Note 3 — Regulatory Issues.
     The following tables provide information regarding accumulated depreciation and the allowance for uncollectible accounts as of March 31, 2007 and December 31, 2006:

	March 31, 2007	December 31 , 2006
Property, plant and equipment:
Accumulated depreciation	$1,492	$1,445
Accounts receivable:
Allowance for uncollectible accounts	21	20
11. Related-Party Transactions
     The financial statements of ComEd include related-party transactions as presented in the tables below:

	Three Months Ended
	March 31,
	2007	2006
Operating revenues from affiliates
Generation (a)	$1	$2
ComEd Transitional Funding Trust	1	1

Total operating revenues from affiliates	$2	$3

Purchased Power from affiliate
Generation (b)	$380	$771
Operation and maintenance from affiliates
Exelon Business Services Company (BSC) (c)	$49	$52
Interest expense to affiliates, net
ComEd Transitional Funding Trust (e)	$9	$14
ComEd Financing II	3	3
ComEd Financing III	3	3

Total interest expense to affiliates, net	$15	$20

Equity in losses of unconsolidated affiliates
ComEd Funding LLC	$2	$3
Capitalized costs
BSC (c)	$17	$17
Cash contributions received from parent	$—	$23

	March 31,	December 31,
	2007	2006
Receivables from affiliates (current)
ComEd Transitional Funding Trust	$—	$17
Other	—	1

Total receivables from affiliates (current)	$—	$18

Investments in affiliates
ComEd Funding LLC	$2	$4
ComEd Financing II	10	10
ComEd Financing III	6	6

	March 31,	December 31,
	2007	2006
Total investments in affiliates	$18	$20

Receivable from affiliates (noncurrent)
Generation (d)	$1,781	$1,760
ComEd Transitional Funding Trust	8	14
Other	4	—

Total receivable from affiliates (noncurrent)	$1,793	$1,774

Payables to affiliates (current)
Generation (b)	$53	$197
BSC (c)	22	10
ComEd Financing II	3	6
ComEd Financing III	1	4
Other	—	2

Total payables to affiliates (current)	$79	$219

Long-term debt to ComEd Transitional Funding Trust and other financing trusts (including due within one year)
ComEd Transitional Funding Trust (e)	$537	$648
ComEd Financing II	155	155
ComEd Financing III	206	206

Total long-term debt due to financing trusts	$898	$1,009

(a)	ComEd provides electricity to Generation for Generation’s own use at its generation stations.

(b)	ComEd’s full-requirements purchase power agreement, as amended, with Generation expired December 31, 2006. Starting January 2007, ComEd began procuring electricity from Generation under the supplier forward contract resulting from the reverse-auction procurement process. See Note 3—Regulatory Issues for more information.

(c)	ComEd receives a variety of corporate support services from BSC, including legal, human resources, financial, information technology, supply management services, planning and engineering of delivery systems, management of construction, maintenance and operations of the transmission and delivery systems and management of other support services. All services are provided at cost, including applicable overhead. A portion of such services is capitalized.

(d)	ComEd has a long-term receivable from Generation as a result of the nuclear decommissioning contractual construct whereby, to the extent the assets associated with decommissioning are greater than the applicable asset retirement obligations at the end of decommissioning, such amounts are due back to ComEd for payment to ComEd’s customers.

(e)	Amount includes a $17 million reallocation from prepaid interest to long-term debt. This reallocation did not have an impact on ComEd’s Consolidated Statement of Operations or ComEd’s Consolidated Statement of Cash Flows.